Exhibit (d)(1)(b)

INVESTMENT ADVISORY AGREEMENT

EXHIBIT A

Approved as of July 28, 2006
Amended and Restated as of September 29, 2006

Name of Series	Commencement Date	Advisory Fee
		The fees will be based on the average daily net assets of the Funds managed by the Adviser, and calculated as described in Section 6 of the foregoing Agreement.
AARP Conservative Fund	January 3, 2006	0.01%
AARP Moderate Fund	January 3, 2006	0.01%
AARP Aggressive Fund	January 3, 2006	0.01%
AARP Money Market Fund	July 3, 2006	0.00	%(1)
AARP Income Fund	September 29, 2006	0.01%

AARP FUNDS		AARP FINANCIAL INCORPORATED

By:	/s/ Nancy M. Smith	By:	/s/ Larry C. Renfro
Name: Nancy M. Smith		Name: Larry C. Renfro
Title: Secretary		Title: President
Date: September 29, 2006		Date: September 29, 2006

(1)  In the event that the Advisor directly manages or supervises the direct management of the assets of the Fund in accordance with the terms of this Agreement, it shall be entitled to an investment advisory fee at an annual rate of 0.10% of the Fund’s average daily net assets per annum.